AMENDED AND RESTATED REIMBURSEMENT ARRANGEMENT

THIS AGREEMENT is made and entered into this 25th day of April 2017, by and between STATE FARM MUTUAL FUND TRUST, a Delaware statutory trust (the “Trust”), STATE FARM VP MANAGEMENT CORP., a Delaware corporation (the “Distributor”) and STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation (the “Adviser”), to be effective upon the effectiveness of the termination of Rainier Investment Management, LLC (“Rainier”) as the sub-adviser to the Trust’s Small/Mid Cap Equity Fund (the “Agreement”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (the “Shares”) registered under the Securities Act of 1933, pursuant to a registration statement filed with the Securities and Exchange Commission;

WHEREAS, the Trust has established separate series of Shares, each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series of Shares in the future (such existing and future series are collectively referred to herein as the “Funds”);

WHEREAS, the Trust has established separate classes of Shares, each with different arrangements for distribution and/or shareholder servicing;

NOW, THEREFORE, in consideration of their mutual promises, the Trust, the Distributor and the Adviser agree as follows:

1. The Adviser shall reimburse expenses incurred by each share class of the Funds as follows:

A. For the Equity and Bond Fund, all operating expenses incurred by that Fund, except (i) the fund’s pro-rata share of expenses incurred as a result of investing its assets in Shares of the Equity Fund and in Shares of the Bond Fund, each a series of the Trust, (ii) 12b-1 fees paid by the Equity and Bond Fund, or (iii) shareholder servicing fees paid by the Equity and Bond Fund.

B. For all other Funds, if, and to the extent, “other expenses” incurred by the Fund, exceed the following expense reimbursement threshold:

Fund	Expense Reimbursement Threshold
Equity Fund	0.10%
Small/Mid Cap Equity Fund	0.10%
International Equity Fund	0.20%
S&P 500 Index Fund	0.10%
Small Cap Index Fund	0.10%
International Index Fund	0.20%
Bond Fund	0.10%
Tax Advantaged Bond Fund	0.10%
Money Market Fund	0.10%
LifePath Retirement Fund	0.10%
LifePath 2020 Fund	0.10%
LifePath 2030 Fund	0.10%
LifePath 2040 Fund	0.10%
LifePath 2050 Fund (Issued in Premier Class, Class A, R-1 and R-2 only)	0.10%

For purposes of this paragraph, “other expenses” incurred by a Fund include all expenses incurred by the Fund other than:

i)	the investment advisory and management services fees charged by the Adviser,

ii)	acquired fund fees and expenses, as computed in the fee tables of the Trust’s prospectuses,

iii)	12b-1 distribution fees, and

iv)	shareholder servicing fees charged to the Fund.

2.        In addition to the reimbursement described in Section 1 above, with respect to the Money Market Fund, the Distributor and/or the Adviser shall waive such fees as necessary to prevent the Money Market Fund’s net investment income from decreasing below zero. The Adviser and Distributor’s undertaking to waive fees as described in this Section 2 is voluntary and may be eliminated by the Distributor and/or the Adviser at any time.

3.        In addition to the reimbursement described in Sections 1 and 2 above, the Adviser shall waive fees in an amount equal to 0.29% of the average daily net assets of the Trust’s Small/Mid Cap Equity Fund.

4.        For the year in which an amendment to this agreement becomes effective or terminates there shall be an appropriate proration of the waiver amount on the basis of the number of days that the agreement is in effect during the calendar year.

5.        This Agreement shall terminate upon the termination of the Amended and Restated Investment Advisory and Management Services Agreement between the Adviser and the Trust. The Adviser’s promise to reimburse expenses set forth in Section 1 above shall terminate on April 30, 2018. The Adviser’s promise to reimburse expenses as set forth in Section 3 above shall terminate one year from the effective date of Rainier’s termination as sub-adviser to the Trust’s Small/Mid Cap Equity Fund. This Agreement, except For Section 2, may only be amended by a written agreement signed by each of the parties hereto and approved by the Board of Trustees of the Trust.

6.        All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and By-laws and all amendments thereto, and the limitation of officer and trustee liability contained therein. This Agreement has been executed by and on behalf of the Trust by its representatives as such representatives and not individually, and the obligations of the Trust hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding upon only the assets and property of each respective Fund.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written and to be effective as set forth above.

STATE FARM INVESTMENT MANAGEMENT CORP.

By:	/s/ Michael L. Tipsord
Name:	Michael L. Tipsord

Title:	President

STATE FARM VP MANAGEMENT CORP.

By:	/s/ Paul J. Smith
Name:	Paul J. Smith

Title:	Senior Vice President

STATE FARM MUTUAL FUND TRUST

By:	/s/ Joe R. Monk Jr.
Name:	Joe R. Monk Jr.

Title:	President and Chairperson of the Board